Exhibit 3-a

NORDSON CORPORATION

1989

AMENDED ARTICLES OF INCORPORATION

FIRST.  The name of the Corporation is NORDSON CORPORATION.

SECOND.  The place in the State of Ohio where its principal office is located is the City of Amherst, in Lorain County.

THIRD.  This Corporation operates for the purpose of creating long‑term benefits for all of its constituencies, including shareholders, customers, employees, and the communities in which it exists. In furtherance thereof, the Corporation is authorized:

(a)  To manufacture, to purchase, lease, or otherwise acquire, to hold and use, and to sell, lease, or otherwise dispose of, equipment, processes, methods, articles, products, and supplies connected with or relating to the application of thermoplastic adhesives used in packaging, product assembly, and other industrial processes;

(b)  To manufacture, to purchase, lease, or otherwise acquire, to hold and use, and to sell, lease, or otherwise dispose of equipment, processes, methods, articles, products, and supplies connected with or relating to the spraying, extrusion, or other handling and application of paints and other coating materials and substances;

(c)  To manufacture, to purchase, lease, or otherwise acquire, to hold and use, to sell, lease, or otherwise dispose of, and to deal in or with personal property of any description and any interest therein;

(d)  To purchase, lease, or otherwise acquire, to invest in, hold, use, and encumber, and to sell, lease, exchange, transfer, or otherwise equip, maintain, and operate structures and real property of any description and any interest therein;

(e)  To borrow money, to issue, sell, and pledge its notes, bonds, and other evidences of indebtedness, to secure any of its obligations by mortgage, pledge, or deed of trust of all or any of its property, and to guarantee and secure obligations of any person, all to the extent necessary, useful, or conducive to carrying out any of the purposes of the Corporation;

(f)  To invest its funds in any shares or other securities of another corporation, business or undertaking or of a government, governmental authority, or governmental subdivision; and

(g)  To do whatever is deemed necessary, useful, or conducive to carrying out any of the purposes of the Corporation and to engage in any lawful activity for which corporations may be formed under the Ohio General Corporation Law.

FOURTH.  The authorized number of shares of the Corporation is 90,000,000, consisting of 10,000,000 Preferred Shares, without par value (the "Preferred Shares"), and 80,000,000 Common Shares, without par value (the "Common Shares").

DIVISION A  Express Terms of Preferred Shares

1.  Preferred Shares.  With respect to the Preferred Shares, the Directors, without any further action by the shareholders, may, at any time and from time to time, adopt an amendment or amendments to the Articles of Incorporation of the Corporation, in respect of any Preferred Shares which constitute unissued or treasury shares at the time of such adoption, for the purpose of dividing any or all of such Preferred Shares into such series as the Directors shall determine, each of which series shall bear such distinguishing designation as the Directors shall determine and, within the limitations prescribed by the provisions of the Ohio General Corporation Law, fix the express terms of any such series of Preferred Shares, which may include statements specifying:

(a)  Dividend rights, which may be cumulative or non‑cumulative, at a specified rate, amount, or proportion, with or without further participation rights, and in preference to, junior to, or on a parity in whole or in part with dividend rights of shares of any other class or series:

(b)  Liquidation rights, preferences, and price;

(c)  Redemption rights and price or prices, if any;

(d)  Sinking fund requirements, if any, which may require the Corporation to provide a sinking fund out of earnings or otherwise for the purchase or redemption of such shares or for dividends thereon;

(e)  Voting rights, which may be full (not more, however, than one vote per share), limited, or denied, except as otherwise required by law;

(f)  Conversion rights, if any, and the conversion rate or rates or price or prices and the adjustments thereof, if any, and all other terms and conditions upon which conversions may be made; and

(g)  Restrictions on the issuance of shares of any class or series of the Corporation.

DIVISION B  Express Terms of Common Shares

1.  The Common Shares shall be subject to the express terms of the Preferred Shares and any series thereof. Each Common Share shall be equal to every other Common Share.  The holders of Common Shares shall be entitled to one vote for each share held by them upon all matters presented to the shareholders.

2.  No holder of Common Shares, as such, shall have any pre‑emptive right to purchase or subscribe for shares of the Corporation, of any class, or other securities of the Corporation, of any class, whether now or hereafter authorized.

FIFTH.  The Corporation, by action of its Directors, and without action by its shareholders, may purchase its own shares, of any class or series, in accordance with the provisions of the Ohio General Corporation Law, either in the open market or at public or private sale, in such manner and amounts, from such holder or holders of outstanding shares of the Corporation, and at such prices as the Directors shall from time to time determine, subject, however, to such limitation or restriction, if any, as may be contained in the express terms of any class or series of shares of the Corporation outstanding at the time of such purchase.

SIXTH.  Fair Price or Supermajority Vote Provision.

1.  Voting Requirement.  Unless both the fair price requirement set forth in paragraph 2 and the other conditions set forth in paragraph 3 have been satisfied, the affirmative vote of the holders of 80% of all outstanding shares of the Corporation entitled to vote in elections of directors, voting together as a single class, shall be required for the authorization or approval of any of the following transactions:

(a)  Merger or Consolidation.  The merger or consolidation of the Corporation or any of its subsidiaries with or into an interested shareholder (as hereinafter defined).

(b)  Disposition of Assets.  The sale, lease, pledge, or other disposition, in one transaction or in a series of transactions, from the Corporation or any of its subsidiaries to an interested shareholder, or from an interested shareholder to the Corporation or any of its subsidiaries, of assets having an aggregate fair market value (as hereinafter defined) of $1,000,000 or more.

(c)  Issuance or Transfer of Securities.  The issuance, sale, or other transfer, in one transaction or in a series of transactions, by the Corporation or any of its subsidiaries to an interested shareholder, or by an interested shareholder to the Corporation or any of its subsidiaries, of securities for cash or other consideration having an aggregate fair market value of $1,000,000 or more.

(d)  Liquidation or Dissolution.  The liquidation or dissolution of the Corporation proposed by an interested shareholder.

(e)  Reclassification or Recapitalization.  The reclassification of securities, recapitalization of the Corporation, or other transaction that has the effect of increasing the proportionate share of any class of outstanding securities of the Corporation or any of its subsidiaries beneficially owned (as hereinafter defined) by an interested shareholder or of otherwise diluting the position of any shareholder of the Corporation in comparison with the position of an interested shareholder.

(f)  Other Transactions.  Any other transaction or series of transactions that is similar in purpose or effect to those referred to in clauses (a) through (e) of this paragraph 1.

This voting requirement shall apply even though no vote, or a lesser percentage vote, may be required by law, by any other provision of these Articles of Incorporation, or otherwise.  The term "business combination", as used in this Article, means any of the transactions referred to in clauses (a) through (f) of this paragraph 1.

2.  Fair Price Requirement.  The fair price requirement will be satisfied if the consideration to be received in the business combination by the holders of the Corporation's Common Shares and Preferred Shares, and by the Corporation or any of its subsidiaries, as the case may be, meets the following tests:

(a)  Amount of Consideration to Be Received by Shareholders.  If any holder of the Corporation's Common Shares or Preferred Shares, other than an interested shareholder, is to receive consideration in the business combination for any of the shares, the aggregate amount of cash and fair market value of any other consideration to be received per share may not be less than the sum of ‑ -

(A)  the greater of (i) the highest per share price, including commissions, paid by the interested shareholder for any shares of the same class or series during the two-year period ending on the date of the most recent purchase by the interested shareholder of any such shares, (ii) the highest sales price reported for shares of the same class or series traded on a national securities exchange or in the over‑the‑counter market during the one year period preceding the first public announcement of the pro‑posed business transaction, or (iii) in thecase of Preferred Shares, the amount of the per share liquidation preference; plus

(B)  interest on the per share price calculated at the prime rate for unsecured short‑term loans in effect at AmeriTrust Company, Cleveland, Ohio, on the date on which the interested shareholder first became an interested shareholder, compounded annually from that date until the business combination is consummated, less the per share amount of cash dividends payable to holders of record on record dates in the interim, up to the amount of such interest.

For purposes of this clause (a), per share amounts will be adjusted for any stock dividend, stock split, or similar transaction.

(b)  Form of Consideration to Be Received by Shareholders.  The consideration to be received by holders of the Corporation's Common Shares or Preferred Shares must be in cash or in the same form as was previously paid by the interested shareholder for shares of the same class or series; if the interested shareholder previously paid for such shares with different forms of consideration, the consideration to be received by the holders of the shares must be in cash or in the same form as was previously paid by the interested shareholder for the largest number of shares previously acquired by it.  The provisions of this clause (b) are not intended to diminish the aggregate amount of cash and fair market value of any other consideration that any holder of the Corporation's Common Shares or

Preferred Shares is otherwise entitled to receive upon the liquidation or dissolution of the Corporation, under the terms of any contract with the Corporation or an interested shareholder, or otherwise.

(c)  Consideration to Be Received by the Corporation or Any of Its Subsidiaries.  If the Corporation or any of its subsidiaries is to receive consideration in the business combination, the consideration to be received must be fair to the Corporation or its subsidiaries, as determined by the continuing directors (as hereinafter defined).

3.  Other Conditions.  The other conditions will be satisfied if, from the time the interested shareholder became an interested shareholder until the completion of the business combination, each of the following has at all times been and continues to be true:

(a)  Continuing Directors.  The Corporation's Board of Directors has included at least five continuing directors.  The term "continuing director", as used in this Article, means an individual who (i) either was a director of the Corporation at the time the interested shareholder became an interested shareholder or was subsequently nominated or elected by the other continuing directors and (ii) is not an affiliate or associate (as hereinafter defined) of the interested shareholder.  All actions required or permitted to be taken by the continuing directors under this Article shall be taken by the unanimous written consent of all continuing directors or by the vote of a majority of the continuing directors at a meeting convened upon such notice as would be required for a meeting of the full Board of Directors.

(b)  No Acquisition of Additional Shares.  The interested shareholder has not become the beneficial owner (as hereinafter defined) of any additional Common Shares or Preferred Shares of the Corporation, except (i) as part of the transaction that resulted in the interested shareholder becoming an interested shareholder, (ii) upon conversion of securities previously acquired by it, or (iii) pursuant to a stock dividend or stock split.

(c)  No Special Benefits to the Interested Shareholder.  The interested shareholder has not received, directly or indirectly, the benefit (except proportionately as a shareholder) of any loan, advance, guaranty, pledge, or other financial assistance, tax credit or deduction, or other benefit from the Corporation or any of its subsidiaries.

(d)  Proxy Statement.  A proxy or information statement describing the business combination and complying with the requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations under it (or any subsequent provisions replacing that Act and the rules and regulations under it) has been mailed at least 30 days prior to the completion of the business combination to the holders of all outstanding shares of the Corporation entitled to vote in elections of directors, whether or not shareholder approval of the business combination is required.  If deemed advisable by the continuing directors, the proxy or information statement shall contain a recommendation by the continuing directors as to the advisability (or inadvisability) of the business combination and/or an opinion by an investment banking firm, selected by the continuing directors and retained at the expense of the Corporation, as to the fairness (or unfairness) of the business combination to holders of the Corporation's Common Shares or Preferred Shares other than the interested shareholder.

(e)  No Omission or Reduction of Dividends.  Except to the extent approved by the continuing directors, there has been no (i) failure to pay in full, when and as due, any dividends on the Corporation's Preferred Shares or (ii) failure to pay or reduction in the annual rate of dividends on the Corporation's Common Shares, whether directly or indirectly through a reclassification, recapitalization, or otherwise.

(f)  No Change in Business or Capital Structure.  Except to the extent approved by the continuing directors, there has been no material change in (i) the nature of the business conducted by the Corporation and its subsidiaries or(ii) the capital structure of the Corporation, including but not limited to any change in the number of outstanding Common Shares, the number and series of any outstanding Preferred Shares, and the types and aggregate principal amount of any outstanding debt securities, except for changes resulting from the exercise of previously issued options, warrants, or other rights, the conversion of previously issued shares, the issuance of previously authorized debt securities,and the mandatory redemption or retirement of debt securities in accordance with their terms.

4.  Definitions.  As used in this Article Sixth:

(a)  "Affiliate" and "Associate".  The terms "affiliate" and "associate" have the meanings ascribed to them in Rule 12b‑2 of the General Rules and Regulations under the Securities and Exchange Act of 1934, as in effect on February 21, 1984.

(b)  "Beneficial Ownership".  A person or entity is deemed to "beneficially own" shares if, directly or indirectly through any contract, understanding, arrangement, relationship, or otherwise, that person or entity has or shares (i) the power to vote or to dispose, or to direct the voting or disposition, of the shares or (ii) the right to acquire the shares pursuant to any contract or arrangement, upon the exercise of any option, warrant, or right, upon the conversion of any other shares, upon revocation of a trust, or otherwise.  The person or entity is also deemed to "beneficially own" shares that are beneficially owned by affiliates and associates of that person or entity.

(c)  "Business Combination".  The term "business combination" has the meaning ascribed to it in paragraph 1 of this Article.

(d)  "Continuing Directors".  The term "continuing directors" has the meaning ascribed to it in clause (a) of paragraph 3 of this

Article.

(e)  "Fair Market Value".  The term "fair market value" means, (i) in the case of securities listed on a national securities exchange or quoted in the National Association of Securities Dealers Automated Quotation Systems (NASDAQ), the highest sales price reported for securities of the same class or series traded on the national securities exchange or in the over-the‑counter market during the preceding 30‑day period, or if no such report or quotation is available, the value determined by the continuing directors, and (ii) in the case of other securities and of consideration other than securities or cash, the value determined by the continuing directors.

(f)  "Interested Shareholder".  The term "interested shareholder" means any person or entity that, together with its affiliates and associates, is at the time of, or has been within the two‑year period immediately prior to, the consummation of a business combination the beneficial owner of shares having at least 20% of the aggregate voting power of all outstanding shares of the Corporation entitled to vote in elections of directors. The term "interested shareholder", for purposes of the requirements and conditions of this Article, also includes the affiliates and associates of the interested shareholder. Notwithstanding the foregoing, the Corporation and its subsidiaries, and any profit‑sharing, employee stock ownership, employee pension, or other employee benefit plan of the Corporation or any subsidiary, are not deemed to be "interested shareholders".

5.  No Effect on Fiduciary Obligations of Interested Shareholders.  Nothing contained in this Article shall be construed to relieve any interested shareholder from any fiduciary obligations imposed by law.

6.  Amendment, Repeal, etc.  Notwithstanding any other provision of these Articles of Incorporation or the Regulations of the Corporation (and notwithstanding the fact that a lesser percentage may be required by law, these Articles of Incorporation, or the Regulations of the Corporation), the affirmative vote of the holders of 80% of the outstanding shares of the Corporation entitled to vote in elections of directors, voting together as a single class, shall be required to amend or repeal, or adopt any provisions inconsistent with, this Article Sixth.

SEVENTH.  These 1989 Amended Articles of Incorporation supersede the existing 1986 Amended Articles of Incorporation of the Corporation.